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                                                                     Exhibit 2.2

                                                                  CONFORMED COPY

                             STOCKHOLDER AGREEMENT dated as of October 29, 2001
                      (this "Agreement"), between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("Parent") and each of the individuals AND OTHER PARTIES listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

            WHEREAS Parent, Duke Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and CrossWorlds Software Inc., a Delaware corporation (the "Company"), have contemporaneously with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

            WHEREAS each Stockholder owns (of record or beneficially) the number of shares of capital stock of the Company set forth opposite such Stockholder's name on Schedule A hereto (such shares of capital stock of the Company being referred to herein as such Stockholder's "Subject Shares"); and

            WHEREAS as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement.


            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, each party hereto agrees as follows:

            SECTION 1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, only as to itself, represents and warrants to Parent as follows:

            (a) Organization; Authority; Execution and Delivery; Enforceability. With respect to each Stockholder that is not a natural person, such Stockholder
(i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite corporate or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the terms hereof have been duly authorized by all necessary corporate or other action on the part of such Stockholder and no other corporate or other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution by Parent, constitutes a valid and binding obligation of
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such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) any certificate of incorporation or by-laws, partnership agreement or limited liability company agreement (or similar organizational documents) of such Stockholder, (ii) any Contract to which such Stockholder is a party or any of the properties or assets of such Stockholder is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to such Stockholder or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the provisions of this Agreement, except for (1) filings under the HSR Act and any other applicable competition, merger control, antitrust or similar law or regulation, (2) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

            (b) The Subject Shares. Such Stockholder is the record and beneficial owner of the Subject Shares of such Stockholder set forth opposite his or her or its name on Schedule A hereto, and if such Stockholder is a record owner of Subject Shares such Stockholder has good and marketable title to such Subject Shares, free and clear of any Liens. Such Stockholder does not own of record any shares of capital stock of the Company other than the Subject Shares as set forth opposite his or her or its name on Schedule A hereto. Such Stockholder has the sole right to vote and Transfer (as defined in Section 3(c)) the Subject Shares owned (of record or beneficially) by such Stockholder, and none of the Subject Shares owned (of record or beneficially) by such Stockholder is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as set forth in Sections 3 and 4 of this Agreement.

            (c) Private Offering. Such Stockholder has not, nor has any affiliate of such Stockholder nor has anyone acting on behalf of such Stockholder issued, sold or offered any security of the Company to any person under circumstances that would cause the sale, if any, of the Subject Shares of any Stockholder to Parent (or its designee or assignee) as contemplated by
Section 3(h) of this Agreement, to be subject to the registration requirements of the Securities Act. Assuming the representations of Parent contained in the last sentence of Section 2 are true
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and correct, the sale and delivery, if any, of the Subject Shares of such
Stockholder hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

            SECTION 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows: Parent has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery of this Agreement by Parent, consummation by Parent of the transactions contemplated hereby and compliance by Parent with the terms hereof have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming due execution by each Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or By-laws of Parent, (ii) any Contract applicable to Parent or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Parent or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (1) filings under the HSR Act and any other applicable competition, merger control, antitrust or similar law or regulation and (2) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. Any Subject Shares purchased by Parent pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and Parent shall not offer to sell or otherwise dispose of any Subject Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

            SECTION 3. Covenants of Each Stockholder. Each Stockholder, severally and not jointly, only as to itself, covenants and agrees as follows:

            (a) At any meeting of the stockholders of the Company called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, or at any adjournment thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) with respect to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of
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such Stockholder (owned of record or beneficially) in favor of, and shall consent to (or cause to be consented to), the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement.

            (b) At any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of such Stockholder (owned of record or beneficially) against, and shall not consent to (and shall cause not to be consented to), any of the following (or any agreement to enter into, effect, facilitate or support any of the following): (i) any Takeover Proposal or (ii) any amendment of the Company's Amended and Restated Certificate of Incorporation or Amended and Restated By-laws or other proposal, action or transaction involving the Company or any of its subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement or to dilute in any material respect the benefits to Parent of the Merger and the other transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement, or change in any manner the voting rights of the Company Common Stock (collectively, "Frustrating Transactions").

            (c) Such Stockholder shall not (i) prior to the Stockholders Meeting, sell, transfer, pledge, assign, tender or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to or permit any Transfer of, any Subject Shares or any interest therein, or enter into any Contract, option or other arrangement with respect to the Transfer (including any profit sharing or other derivative arrangement) of any Subject Shares or any interest therein, to any person other than pursuant to this Agreement or the Merger Agreement, unless prior to any such Transfer the transferee of such Subject Shares enters into a stockholder agreement with Parent on terms substantially identical to the terms of this Agreement or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal or Frustrating Transaction with respect to any Subject Shares, other than pursuant to this Agreement.

            (d) Such Stockholder shall not, nor shall such Stockholder permit any of its subsidiaries to, or authorize or permit any director, officer, employee or partner of such Stockholder or any of its subsidiaries, or any investment banker, attorney or other advisor or representative of such Stockholder or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Takeover Proposal or Frustrating Transaction or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any person with respect to, any Takeover Proposal or Frustrating Transaction. Notwithstanding the foregoing and
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notwithstanding Section 3(e), nothing in this Agreement shall limit or restrict a Stockholder that is a director of the Company or limit or restrict a partner or an employee or agent of a Stockholder that is a director of the Company from acting in his or her or its capacity as a member of the Board of Directors of the Company to the extent that such Board of Directors is engaging in activities expressly and specifically permitted under the proviso to Section 4.02(a) of the Merger Agreement.

            (e) (i) Such Stockholder shall use his or her or its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not commit or agree to take any action inconsistent with the transactions contemplated by this Agreement or the transactions contemplated by the Merger Agreement.

                (ii) Such Stockholder shall not, and such Stockholder shall not permit any of its subsidiaries to, or authorize or permit any director, officer, employee or partner of such Stockholder or any of its subsidiaries or any investment banker, attorney or other advisor or representative of such Stockholder or any of its subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or any of the transactions contemplated by this Agreement without the prior written consent of Parent, except as may be required by applicable law.

            (f) Such Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have.

            (g) (i) If (A) the Termination Fee becomes payable pursuant to
Section 5.06(b) of the Merger Agreement and a Takeover Proposal is consummated or (B) a Takeover Proposal made by Parent (including any amendment of the Merger Agreement) which provides for Transaction Consideration in excess of $4.65 (the "Deal Price") per share is consummated (any Takeover Proposal referred to in clause (A) or (B) above is referred to herein as a "Transaction"), then such Stockholder shall pay to Parent an amount in cash equal to such Stockholder's Profit; provided, however, that if all or any part of the Transaction Consideration which such Stockholder is entitled to receive is not cash, then such Stockholder's Profit shall be paid to Parent in each type of consideration paid to such Stockholder and in the same proportions as the types of consideration comprising the Transaction Consideration which such Stockholder is entitled to receive, in each case determined at the close of business on the date of the consummation of the Transaction, such that (A) in respect of Transaction Consideration to be paid to such Stockholder in cash, Parent shall be paid Profits by such Stockholder in cash in an amount equal to the aggregate Transaction Consideration to be paid to such Stockholder in cash multiplied by a fraction (a) the numerator of which is equal to such Stockholder's Profit and
(b) the denominator of which is equal to the aggregate Transaction Consideration to be received by
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such Stockholder (such fraction, the "Profit Percentage"), (B) in respect of
Transaction Consideration to be paid to such Stockholder in the form of securities, Parent shall be paid Profits by such Stockholder, for each type of securities to be so paid, in the form of that number of such securities that is equal to the total number of such securities to be paid to such Stockholder multiplied by the Profit Percentage, and (C) in respect of Transaction Consideration to be paid to such Stockholder in consideration of a type other than cash or securities, Parent shall be paid Profits by such Stockholder in the form of such type of consideration and in an amount equal to the aggregate fair market value of such consideration to be paid to Stockholder, with such fair market value determined as of the date of the consummation of the Transaction, multiplied by the Profit Percentage; provided, however, that all such determinations shall be made as of the close of business on the date of the consummation of the relevant Transaction without any regard to any events or circumstances occurring thereafter (such as changes in the trading price of any securities). Such Profits shall be paid to Parent, for each type of consideration, within five business days after the receipt by such Stockholder of such consideration. Any payment of Profit under this Section 3(g) shall (A) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent, and (B) if paid through the transfer of securities or other non-cash consideration, be paid through the delivery of such securities or other non-cash consideration, suitably endorsed or otherwise documented for transfer (if applicable), to Parent at its address set forth in Section 8.02 of the Merger Agreement.

                (ii) The "Profit" of each Stockholder shall mean, as of the close of business on the date of consummation of a Transaction, the amount (if a positive number) equal to (A) the product of (1) the Transaction Consideration which such Stockholder is entitled to receive minus the Deal Price (as determined at such time) multiplied by (2) the number of Subject Shares held by such Stockholder on the date of this Agreement (other than any Subject Shares sold, transferred and delivered to Parent or its designee pursuant to Section 3(h) hereof), minus (B) any Profit Taxes.

                (iii) "Transaction Consideration" shall mean, with respect to any Transaction, the fair market value of the consideration which such Stockholder is entitled to receive (including any residual interest in the Company retained immediately following consummation of a Transaction) in respect of each share of Company Common Stock of such Stockholder in such Transaction, determined as of the close of business on the date of the consummation of such Transaction, provided that if different types or amounts of consideration are to be paid (or retained) in a Transaction, the "Transaction Consideration" shall be determined by dividing (1) the aggregate fair market value of all the consideration (determined as of the close of business on the date of the consummation of such Transaction) so paid to (and retained by) such Stockholder by (2) the number of Subject Shares held by such Stockholder on the date of this Agreement (other than any Subject Shares sold, transferred and delivered to Parent or its designee pursuant to Section 3(h) hereof).
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                (iv) For purposes of this Section 3(g), the "fair market
      value" of any noncash consideration consisting of:

                        (A) securities listed on a national securities exchange
            or traded on the NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the 10 trading days prior to the date of determination; and

                        (B) consideration which is other than securities of the
            form specified in clause (A) of this clause (iv) shall be determined by a nationally recognized independent investment banking firm mutually selected, within three business days after the event requiring selection of such investment banking firm, by Parent and the Stockholders, which determination shall be made by such investment banking firm within 15 business days after the date of such event; provided, however, that if Parent and the Stockholders do not agree within three business days after the date of such event as to the selection of an investment banking firm, then, by the end of the fifth business day after the date of such event, each of Parent, on the one hand, and the Stockholders, on the other hand, shall select an investment banking firm, which two investment banking firms shall jointly make such determination within 20 business days after the date of such event, or, if such two investment banking firms are unable to agree on such determination, the two investment banking firms shall, by the end of the 20th business day after the date of such event, select a third investment banking firm and notify such third investment banking firm in writing (with a copy to Parent and each Stockholder) of their respective determinations of the fair market value of such noncash consideration, following which such third investment banking firm shall, within 15 business days after the date of its selection, notify Parent and each Stockholder in writing of its selection of one or the other of the two original determinations of the fair market value of such noncash consideration; provided further, that the reasonable and customary fees and expenses of all such investment banking firms shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

                (v) The "Profit Taxes" of each Stockholder shall mean the net amount of income taxes (U.S. federal, state and local) actually incurred by such Stockholder solely as a result of either the receipt of Profits by such Stockholder or the payment of Profits by such Stockholder to Parent in accordance with the terms of this Agreement, in each case determined taking into account any income, gain, deduction, loss or offset against income taxes attributable to the payment of Profits by such Stockholder to Parent in accordance with the terms of this Agreement; provided, however, that solely for the purposes of calculating Profit Taxes, clause (B) of the definition of Profits shall be disregarded. Solely for purposes of calculating Profit Taxes, in the case of a Stockholder that is treated
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      as a pass-through entity for U.S. federal, state or local income tax purposes, as the case may be, the term "Stockholder" shall mean any direct member of such pass-through entity and any indirect member of such pass-through entity that owns its interest in such pass-through entity to the extent it owns such interest through one or more other pass-through entities. For the purposes of this clause, a "pass-through entity" includes, without limitation, a partnership, disregarded entity, trust, subchapter S corporation, controlled foreign corporation, foreign person holding company or a passive foreign investment company to the extent a qualifying electing fund election has been made with respect to it.

            (h) Such Stockholder agrees that, at the request of Parent (an "Option Exercise"), such Stockholder shall sell, transfer and deliver or cause to be sold, transferred and delivered to Parent (or its designees or assignees), and Parent (or its designees or assignees) shall purchase from such Stockholder, all or any portion (as specified by Parent) of the Subject Shares of such Stockholder within three business days following the later of (x) such request and (y) the last to occur of (i) the expiration or termination of any waiting period (and any extension thereof) applicable to such sale and purchase under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation and (ii) the receipt of any other regulatory approvals applicable to such sale and purchase, for a purchase price per share equal to the Deal Price.

            SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and David S. Hershberg, its Vice President - Assistant General Counsel, Andrew Bonzani, its Assistant Secretary and Senior Counsel, and David L. Johnson, its Vice President of Corporate Development, in their respective capacities as designees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder's Subject Shares (owned of record or beneficially), or grant a consent or approval in respect of such Subject Shares, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement, (ii) against any Takeover Proposal or any Frustrating Transaction and (iii) otherwise in accordance with Section 3 of this Agreement. The proxy granted in this Section 4 shall expire upon the termination of this Agreement.

            (b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

            (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with
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an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

            SECTION 5. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 4 of this Agreement.

            SECTION 6. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, and each Stockholder further agrees to take all actions necessary to effectuate the foregoing. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Subject Shares listed on Schedule A hereto opposite the name of each Stockholder shall be adjusted appropriately and the Deal Price will be adjusted appropriately.

            SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent may in its sole discretion assign, in whole or in one or more parts, (x) any or all of its rights, interests or obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent and (y) any of or all its rights, interests and obligations under Section 3(g) or Section 3(h) to one or more of third parties, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

            SECTION 8. Termination. This Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that if the Merger Agreement is terminated under any of the circumstances described in Section 5.06(b) of the Merger Agreement, then (A) Section 3(g) of this Agreement (and any other provisions of this Agreement related thereto (including Section 6 hereof)) shall continue in full force and effect during the 12 month period described in Section 5.06(b)(i) of the Merger Agreement and (B) Section 3(h) of this Agreement (and any other provisions of this Agreement related thereto (including Sections 3(c) and 6 hereof)) shall continue in full force and effect for six months following the termination of the Merger
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Agreement). Notwithstanding the foregoing, this Agreement shall not terminate with respect to any Option Exercise until the sale, transfer and delivery of the Subject Shares with respect to such Option Exercise have been effected. No termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

            SECTION 9. General Provisions. (a) Amendments. This Agreement is between each Stockholder and Parent severally and not jointly and may not be amended except by an instrument in writing signed by Parent and such amending Stockholder. Any such amendment shall be effective only as to Parent and such amending Stockholder.

            (b) Notices. All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice), with a copy to:

            John M. Newell
            Latham & Watkins
            505 Montgomery Street
            Suite 1900
            San Francisco, CA 94111
            (415) 395-8095 (fax)

            Paul D. Ginsberg
            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, NY 10019
            (212) 757-3990 (fax)

            (c) Interpretation. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from
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time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

            (d) Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

            (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any person other than the parties hereto (and the persons specified as proxies in Section 4) any rights or remedies.

            (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.

            (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            SECTION 10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

            SECTION 11. Waiver of Jury Trial . Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.

            IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.


                                  INTERNATIONAL BUSINESS
                                  MACHINES CORPORATION,

                                  by
                                    /s/  David L. Johnson
                                  -------------------------------------------
                                    Name: David L. Johnson
                                    Title: Vice President, Corporate Development


                                  STOCKHOLDERS:

                                  /s/  Terence J. Garnett
                                  -------------------------------------------
                                  Name: Garnett Family Trust
                                     By: Terence J. Garnett, Trustee


                                  /s/  Katrina A. Garnett
                                  -------------------------------------------
                                  Name: Katrina A. Garnett


                                  /s/ Richard D. Holahan Jr.
                                  -------------------------------------------
                                  Name: Quantum Industrial Partners LDC
                                     By:        Richard D. Holahan Jr.
                                     Position:  Attorney-in-Fact


                                  /s/ Richard D. Holahan Jr.
                                  -------------------------------------------
                                  Name: SFM Domestic Investments LLC
                                     By:        Richard D. Holahan Jr.
                                     Position:  Attorney-in-Fact


                                  /s/  Alfred J. Amoroso
                                  -------------------------------------------
                                  Name:  Alfred J. Amoroso


                                  /s/ Andrew Ludwick
                                  -------------------------------------------
                                  Name:  Ludwick Family Trust
                                     By: Ludwick Andrew, Trustee

                                  /s/ Andrew Ludwick
                                  -------------------------------------------
                                  Name:  Ludwick Family Limited Partnership
                                     By:        Andrew K. Ludwick
                                     Position:  General Partner


                                  /s/ Albert A. Pimentel
                                  -------------------------------------------
                                  Name:  Albert A. Pimentel


                                  /s/ Albert A. Pimentel
                                  -------------------------------------------
                                  Name:  Albert A. and Laurie J. Pimentel
                                         Joint Trust
                                     By: Pimentel, Albert A., Trustee

                                   Schedule A

      Name and Address of                           Number of Subject Shares
          Stockholder                           Owned of Record or Beneficially
---------------------------------------------   -------------------------------

Katrina A. Garnett
c/o Bergeson Eliopoulos, LLP
55 Almaden Blvd., Suite 400
San Jose, California 95113
Attention: Daniel J. Bergeson                             1,333,332

The Garnett Family Trust
c/o Bergeson Eliopoulos, LLP
55 Almaden Blvd., Suite 400
San Jose, California 95113
Attention: Daniel J. Bergeson                             6,069,478

Quantum Industrial Partners LDC
c/o Soros Fund Management LLC
888 Seventh Avenue
New York, NY 10106
Attention: Richard Holahan, Esq.                          1,321,586

SFM Domestic Investments LLC
c/o Soros Fund Management LLC
888 Seventh Avenue
New York, NY 10106
Attention: Richard Holahan, Esq.                           146,843

Ludwick Family Trust
491 Santa Rita Avenue
Palo Alto, CA 94301                                        226,873

Ludwick Family Limited Partnership
491 Santa Rita Avenue
Palo Alto, CA 94301                                        166,666

Albert A. Pimentel
c/o Red Point Ventures
3000 Sand Hill Road
Building 2, Suite 290
Menlo Park, CA 94025                                       139,646

Albert A. and Laurie J. Pimentel Joint Trust
c/o Red Point Ventures
3000 Sand Hill Road
Building 2, Suite 290
Menlo Park, CA 94025                                        1,602

Alfred J. Amoroso
20 Farmhill Court
Hillsborough, CA 94010                                      16,528